                            STERLING SOFTWARE, INC.                EXHIBIT 11(c)
                       COMPUTATION OF EARNINGS PER SHARE
                        NINE MONTHS ENDED JUNE 30, 1994
                 (in thousands, except per share information)


                                                                         Fully
                                                          Primary       Diluted
                                                          -------       -------
Earnings:
  Earnings applicable to common
   stockholders.........................................  $39,206       $39,206
  Add: Interest expense on amounts
         outstanding for the 5 3/4%
         Convertible Subordinated Debentures
         (net of applicable income taxes)...............       76         3,160
       Interest income on investment of
         proceeds from assumed conversion
         of options and warrants (net of
         applicable income taxes).......................                     68
                                                          -------       -------
                                                          $39,282       $42,434
                                                          =======       =======

Shares:
  Weighted average of shares outstanding................   19,558        19,558
  Add common shares issued on assumed
   exercise of options and warrants.....................    7,404         7,404
  Less common shares assumed repurchased................   (4,104)       (4,104)
                                                          -------       -------
                                                           22,858        22,858
                                                          =======

Common shares issued on assumed conversion
 of 5 3/4% Convertible Subordinated
 Debentures.............................................                  4,056
                                                                        -------
                                                                         26,914
                                                                        =======

Earnings per common share:
  Primary...............................................    $1.72
                                                          =======
  Fully diluted.........................................                  $1.58
                                                                        =======